MONADNOCK BANCORP, INC. CONCLUDES SUBSCRIPTION AND COMMUNITY
      OFFERINGS PORTION OF SECOND STEP CONVERSION OFFERING AND INITIATES A
                         SYNDICATED COMMUNITY OFFERING

Peterborough, New Hampshire--(June 15, 2006) Monadnock Bancorp, Inc. (the "Company") (MNCK.OB), the proposed holding company for Monadnock Community Bank, announced that the subscription and community offerings portion of the second step conversion offering of the Company concluded on June 13, 2006. The Company and Ryan Beck & Co., Inc., marketing agent for the offering, are in the process of tabulating final orders.

The Company estimates that it has received orders in the subscription and community offerings for approximately $3.9 million of common stock. As previously contemplated, the Company has authorized Ryan Beck & Co., Inc. to conduct a syndicated community offering of unsold shares of common stock. The syndicated community offering is expected to commence on or about June 15, 2006 and expire early in the week of June 19, 2006. Subject to market conditions and regulatory approval, the Company anticipates completing the offering at no more than the maximum of the offering range. As in the subscription and community offerings, the shares of common stock of the Company will be offered for sale at a price of $8.00 per share. The syndicated community offering will be conducted pursuant to the Plan of Conversion and Reorganization and the Prospectus dated May 12, 2006, and Ryan Beck & Co., Inc. will manage the syndicated community offering. Orders received in the subscription and community offerings will be maintained, with interest continuing to accrue until consummation of the offering.

Questions regarding the syndicated community offering should be directed to Ryan Beck & Co., Inc.'s Syndicate Department. The phone number for Ryan Beck & Co., Inc.'s Syndicate Department is (973) 549-4350.

The completion of the Company's offering remains subject to (i) confirmation by Keller & Company, Inc., the Company's independent appraiser, of the Company's appraisal; (ii) approval of the plan of conversion and reorganization by members (i.e. depositors of Monadnock Community Bank) of Monadnock Mutual Holding Company and shareholders of Monadnock Community Bancorp, Inc. at special meetings to be held on June 20, 2006; and (iii) receipt of final regulatory approvals.

The Company does not expect that the syndicated community offering will delay the completion of its offering of shares of common stock. Subject to final member, regulatory and shareholder approvals, the conversion and offering are expected to be consummated by the end of June, 2006.

After the completion of the conversion and the offering, Monadnock Bancorp, Inc. will own all of the outstanding shares of common stock of Monadnock Community Bank. Monadnock Community Bank is a full-service, community-oriented federal savings bank that provides financial services from two full-service facilities located in Peterborough, New Hampshire and Winchendon, Massachusetts.

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This news release contains certain  forward-looking  statements.  These include, but are not limited to, statements regarding the anticipated commencement date of the offering, the anticipated exchange ratio and the anticipated size of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, Monadnock Community Bancorp, Inc. and Monadnock Community Bank, and changes in the securities markets.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.